UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 7, 2024 (November 6, 2024)

CME GROUP INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31553	36-4459170
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

20 South Wacker Drive	Chicago	Illinois	60606
(Address of Principal Executive Offices)			(Zip Code)

Registrant’s telephone number, including area code: (312) 930-1000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Class A Common Stock	CME	Nasdaq

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) of this chapter or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As described in the attached press release, on November 6, 2024, the Board of Directors (the “Board”) of CME Group Inc. (“CME Group” or the “Company”), based on the recommendations of the Nominating and Governance Committee and the Compensation Committee, approved a further amended and restated employment agreement (the “Amended Agreement”) with Terrence A. Duffy, the Company’s Chairman and Chief Executive Officer, which extends Mr. Duffy’s current term of employment until December 31, 2026. Except as described below, the principal terms of the Amended Agreement are substantially the same as his predecessor employment agreement. The Amended Agreement is intended to secure Mr. Duffy’s continued leadership. The Board continues to believe that Mr. Duffy’s strategic and innovative direction and in-depth knowledge of our business and the industry make him uniquely qualified to continue to lead the Company and to execute on our strategy for long-term shareholder value creation.

No changes were made to Mr. Duffy’s minimum annual base salary, target bonus opportunity or target grant date value opportunity for annual long-term incentive grants as set forth in his predecessor employment agreement. Under the Amended Agreement, if Mr. Duffy is employed by the Company on December 31, 2026, (i) Mr. Duffy will be entitled to a bonus opportunity under the Company’s incentive plan for the 2026 plan year (without any requirement to remain employed after year-end) and (ii) all outstanding unvested time-vesting equity awards granted to Mr. Duffy will vest at that time. The Amended Agreement also provides that Mr. Duffy’s outstanding performance-based equity awards which have a performance period ending on December 31, 2026 will be vested or be forfeited based on actual Company performance measured over the full performance term and, if his employment terminates upon the expiration of the term of the Amended Agreement on December 31, 2026, any other outstanding performance-based equity awards held by him will vest at that time at the target level of performance. If the term of the Amended Agreement is extended through December 31, 2027, the Amended Agreement provides that awards with a performance period ending at the end of the extended term will also vest or be forfeited based on actual results and if Mr. Duffy’s employment terminates upon the expiration of the extended term, any other outstanding performance-based equity awards held by him will also vest at that time at the target level of performance The bonus and equity award treatment described above are generally subject to Mr. Duffy’s timely execution and delivery of a release of claims in favor of the Company.

As further described in the attached press release, Ms. Lynne Fitzpatrick has been promoted to President and Chief Financial Officer. Ms. Fitzpatrick has served in the role of Chief Financial Officer since April 2023. Additionally, the Company announced that Ms. Julie Holzrichter has decided to step down from her role as Chief Operating Officer, a position she held since 2014. She will remain with the Company in the role of an advisor. Ms. Suzanne Sprague who has served as our Senior Managing Director & Global Head of Clearing and Post-Trade Services since February 2022 has also assumed the role of Chief Operating Officer.

The foregoing description is only a summary of certain terms of the Amended Agreement and is qualified in its entirety by the complete text of the Amended Agreement, which is attached to this report as Exhibit 10.1 and is incorporated herein by reference as though fully set forth herein.

Item 7.01	Regulation FD Disclosure.

On November 7, 2024, the Company issued a press release announcing the leadership matters set forth in Item 5.02 above. A copy of the press release, which is attached to this current report on Form 8-K as Exhibit 99.1, is hereby furnished pursuant to this Item 7.01.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

10.1*	Amended and Restated Agreement, effective as of November 6, 2024, between CME Group Inc. and Terrence A. Duffy.

99.1	Press Release dated November 7, 2024.

104	The cover page from CME Group Inc.’s Current Report on Form 8-K, formatted in Inline XBRL.

*	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CME Group Inc.
Registrant

Date: November 7, 2024

	By:	/s/ Jonathan Marcus
	Name:	Jonathan Marcus
	Title:	Senior Managing Director General Counsel and Duly Authorized Officer